EXHIBIT 11


                             NB CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                                  Three-month       Six-month
                                                     period           period
                                                 ended June 30,   ended June 30,
                                                      1998             1998


Net income                                        $  9,119,605     $  18,563,977

Deduct:   Senior preferred
          stock and series A preferred
          stock dividends                            6,270,330        12,544,051
                                                  ------------     -------------

                                           (A)    $  2,849,275   $  6,019,926

Common share outstanding                   (B)             100            100

Earning per share                         (A/B)   $  28,492.75   $  60,199.26